Exhibit 99.01

Valero L.P. Reports Third Quarter 2006 Earnings

and Announces Distribution Increase

SAN ANTONIO, October 30, 2006 -- Valero L.P. (NYSE: VLI) today announced income applicable to limited partners from continuing operations of $36.9 million, or $0.79 per unit, for the third quarter of 2006 compared to $37.1 million, or $0.79 per unit, for the third quarter of 2005.

Distributable cash flow available to limited partners from continuing operations for the third quarter was $52.4 million, or $1.12 per unit, compared to $49.0 million, or $1.05 per unit for the third quarter of 2005. As of September 30, 2006, the partnership’s debt-to-capitalization ratio was 38.5 percent compared to 38.0 percent as of September 30, 2005.

With respect to the quarterly distribution to unitholders payable for the third quarter of 2006, Valero L.P. also announced that it has declared a distribution of $0.915 per unit, or $3.66 per unit on an annual basis, which will be paid on November 14, 2006, to holders of record as of November 7, 2006. This distribution represents an increase of $0.06 per unit, or 7 percent, over the distribution for the third quarter of 2005. Distributable cash flow available to limited partners from continuing operations covers the distribution to the limited partners by 1.22 times for the third quarter of 2006.

“We are pleased to report better than expected results for the third quarter and consequently another increase in the quarterly distribution,” said Curt Anastasio, Valero L.P.’s Chief Executive Officer and President. “This increase represents a total increase in our quarterly distribution of 52.5 percent since Valero L.P. went public in 2001.

“The third quarter has been a very active and productive quarter for us with the Burgos pipeline project coming on-line in early August and our recent announcement of our agreement to acquire Koch Supply and Trading, L.P.’s St. James, Louisiana facility for $140 million, which we expect to be immediately accretive to distributable cash flow per unit. We expect to close on the acquisition in December 2006 and have already identified major projects for further growth there.

“As part of our $250 million terminal expansion program, we have started construction on projects at our terminals in Texas City, Savannah, Linden (New York Harbor), Baltimore and St. Eustatius in the Caribbean and completed tank repairs at our Piney Point, Maryland terminal. In

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the next two months, we expect to start construction on expansion projects at our terminals in Portland and Stockton. Additionally, in the first quarter of 2007, we expect to start construction on expanding our Amsterdam terminal in the Netherlands and our Vancouver terminal in Washington. Over the next year or so, we expect to spend around $175 million on these expansion opportunities. The majority of these projects will start contributing to the partnership’s results in mid to late 2007.

“With respect to our ammonia pipeline, we recently completed a new pumping station on the southern end of the pipeline in Louisiana, which will allow us to capture incremental tariff revenue by increasing throughput volumes to both existing and new customers. We are also close to starting one of our pipeline lateral projects on our ammonia pipeline in Southern Louisiana, which will serve an industrial end-user. Additionally, we have now identified around $75 million of projects on our ammonia pipeline, primarily related to pipeline laterals to industrial end-users, which is higher than $30 million of projects we previously anticipated.

“Looking ahead to the fourth quarter of 2006, we expect results to be lower than the third quarter and in the range of $0.65 to $0.70 per unit primarily due to higher maintenance expenses and seasonality. Nonetheless, second half results for 2006 are expected to be better than the first half,” said Anastasio.

A conference call with management is scheduled for 2:30 p.m. ET (1:30 p.m. CT) today to discuss the financial and operational results for the third quarter of 2006. Investors interested in listening to the presentation may call 800/622-7620, passcode 8566945. International callers may access the presentation by dialing 706/645-0327, passcode 8566945. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 8566945. A live broadcast of the conference call will also be available on the company’s website at www.valerolp.com.

Valero L.P. is a publicly traded, limited partnership based in San Antonio, with 9,303 miles of pipeline, 86 terminal facilities and four crude oil storage facilities. One of the largest independent terminal and petroleum liquids pipeline operators in the nation, the partnership has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. The partnership’s combined system has approximately 77 million barrels of storage capacity, and includes crude oil and refined product pipelines, refined product terminals, a petroleum and specialty liquids storage and terminaling business, as well as crude oil storage tank facilities. For more information, visit Valero L.P.’s web site at www.valerolp.com.

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Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero L.P. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero L.P.’s 2005 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Valero L.P.
Consolidated Financial Information
September 30, 2006 and 2005
(unaudited, thousands of dollars, except unit data and per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Statement of Income Data (Note 1):		(Note 2)		(Note 2)
Revenues:
Services revenues	$161,888	$148,210	$461,911	$263,151
Product sales	129,135	110,175	383,084	110,175

Total revenues	291,023	258,385	844,995	373,326

Costs and expenses:
Cost of product sales	117,759	101,217	350,260	101,217
Operating expenses	82,502	68,429	232,727	109,759
General and administrative expenses	11,388	10,000	30,323	17,064
Depreciation and amortization	24,994	22,732	74,022	40,255

Total costs and expenses	236,643	202,378	687,332	268,295

Operating income	54,380	56,007	157,663	105,031
Equity income from joint ventures	1,464	1,541	4,514	2,340
Interest and other expenses, net	(15,289)	(14,637)	(47,630)	(26,344)

Income from continuing operations
before income tax (benefit) expense	40,555	42,911	114,547	81,027
Income tax (benefit) expense	(614)	2,050	1,997	2,050

Income from continuing operations	41,169	40,861	112,550	78,977
Income (loss) from discontinued operations	—	4,306	(377)	4,306

Net income applicable to general partner
and limited partners' interest	41,169	45,167	112,173	83,283
Net income applicable to general partner
(Note 3)	(4,310)	(3,892)	(12,550)	(7,215)

Net income applicable to limited partners	$36,859	$41,275	$99,623	$76,068

Income per unit applicable to limited
partners (Note 3):
Continuing operations	$0.79	$0.79	$2.14	$2.31
Discontinued operations	—	0.09	(0.01)	0.14

Net income	$0.79	$0.88	$2.13	$2.45
Weighted average number of basic
and diluted units outstanding	46,809,749	46,809,749	46,809,749	31,051,243
EBITDA from continuing operations (Note 4)	$82,155	$80,027	$237,475	$147,373
Distributable cash flow from continuing
operations (Note 4)	$60,413	$55,951	$163,990	$107,011

	September 30,	September 30,		December 31,
	2006	2005		2005

Balance Sheet Data:
Long-term debt, including current portion (a)	$1,179,042	$1,175,473		$1,170,705
Partners' equity (b)	1,886,671	1,918,933		1,900,779
Debt-to-capitalization ratio (a) / ((a)+(b))	38.5%	38.0%		38.1%

Valero L.P.
Consolidated Financial Information — Continued
September 30, 2006 and 2005
(unaudited, thousands of dollars, except barrel information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Operating Data:
Refined product terminals (Note 2):
Throughput (barrels/day) (a)	267,144	253,415	261,619	252,933
Throughput revenues	$13,273	$12,387	$36,689	$33,808
Storage lease revenues	62,925	56,411	182,951	56,411
Bunkering revenues	128,369	110,175	382,318	110,175

Total revenues	204,567	178,973	601,958	200,394
Cost of product sales	117,161	101,217	349,662	101,217
Operating expenses	49,555	39,450	143,626	49,672
Depreciation and amortization	11,249	11,936	33,196	15,655

Segment operating income	$26,602	$26,370	$75,474	$33,850

Refined product pipelines:
Throughput (barrels/day)	722,952	688,126	711,215	524,290
Throughput revenues	$58,567	$53,749	$162,814	$98,609
Product revenues	766	—	766	—

Total revenues	59,333	53,749	163,580	98,609
Cost of product sales	598	—	598	—
Operating expenses	25,972	22,507	69,510	41,362
Depreciation and amortization	10,554	7,772	31,296	15,533

Segment operating income	$22,209	$23,470	$62,176	$41,714

Crude oil pipelines:
Throughput (barrels/day)	410,211	382,615	426,129	362,574
Revenues	$15,072	$14,041	$43,989	$39,601
Operating expenses	4,559	4,455	12,546	12,464
Depreciation and amortization	1,277	1,155	3,809	3,457

Segment operating income	$9,236	$8,431	$27,634	$23,680

Crude oil storage tanks:
Throughput (barrels/day)	513,904	504,060	503,769	512,349
Revenues	$12,051	$11,622	$35,468	$34,722
Operating expenses	2,416	2,017	7,045	6,261
Depreciation and amortization	1,914	1,869	5,721	5,610

Segment operating income	$7,721	$7,736	$22,702	$22,851

Consolidated Information:
Revenues	$291,023	$258,385	$844,995	$373,326
Cost of product sales	117,759	101,217	350,260	101,217
Operating expenses	82,502	68,429	232,727	109,759
Depreciation and amortization	24,994	22,732	74,022	40,255

Segment operating income	65,768	66,007	187,986	122,095
General and administrative expenses	11,388	10,000	30,323	17,064

Consolidated operating income	$54,380	$56,007	$157,663	$105,031

(a)	Excludes throughputs related to the storage lease and bunkering operations acquired.

Notes:

1.	The statement of income data for the nine months ended September 30, 2006 and 2005 includes $69.3 million and $28.7 million, respectively, of operating income related to the Kaneb Acquisition on July 1, 2005. Of the $69.3 million and $28.7 million for the nine months ended September 30, 2006 and 2005, respectively, $53.0 million and $17.9 million is attributed to the refined product terminals segment, respectively, and $16.3 million and $10.8 million is attributed to the refined product pipelines segment, respectively.

2.	The statement of income data and the operating data for the refined product terminals for the three and nine months ended September 30, 2005 has been restated to reflect the March 30, 2006 sale of our Australia and New Zealand subsidiaries as income (loss) from discontinued operations.

3.	Income is allocated between limited partners and the general partner’s interests based on provisions in the partnership agreement. The income applicable to limited partners is divided by the weighted average number of limited partnership units outstanding in computing the income per unit applicable to limited partners. On July 1, 2005, Valero L.P. issued 23,768,355 of common units in exchange for all of the outstanding common units of Kaneb Pipe Line Partners, L.P. As of September 30, 2006, Valero L.P. has 46,809,749 common units outstanding.

During the quarter ended September 30, 2006 our general partner reimbursed us for certain charges we incurred related to services historically provided under our Services Agreement with Valero Energy Corporation. Generally accepted accounting principles require us to record the charges as expenses and record the reimbursement as partner’s capital contribution.

Valero L.P.
Consolidated Financial Information — Continued
September 30, 2006 and 2005
(unaudited, thousands of dollars, except unit data and per unit data)

Notes:  (continued)

The following table details the calculation of net income applicable to the general partner (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net income applicable to general partner
and limited partners' interest	$41,169	$45,167	$112,173	$83,283
Charges reimbursed by general partner	352	—	352	—

Net income before charges reimbursed by general partner	41,521	45,167	112,525	83,283
General partner incentive distribution	3,909	3,050	10,869	5,662

Net income before charges reimbursed by general partner
and after general partner incentive distribution	37,612	42,117	101,656	77,621
General partner interest	2%	2%	2%	2%

General partner allocation of net income before charges
reimbursed by general partner and after general
partner incentive distribution	753	842	2,033	1,553
Charges reimbursed by general partner	(352)	—	(352)	—
General partner incentive distribution	3,909	3,050	10,869	5,662

Net income applicable to general partner	$4,310	$3,892	$12,550	$7,215

4.	Valero L.P. utilizes two financial measures, EBITDA from continuing operations and distributable cash flow from continuing operations, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA from continuing operations nor distributable cash flow from continuing operations are intended to represent cash flows for the period, nor are they presented as an alternative to income from continuing operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of income from continuing operations to EBITDA from continuing operations and distributable cash flow from continuing operations (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Income from continuing operations	$41,169	$40,861	$112,550	$78,977
Plus interest expense, net	16,606	14,384	48,906	26,091
Plus income tax expense (benefit)	(614)	2,050	1,997	2,050
Plus depreciation and amortization	24,994	22,732	74,022	40,255

EBITDA from continuing operations	82,155	80,027	237,475	147,373
Less equity income from joint ventures	(1,464)	(1,541)	(4,514)	(2,340)
Less interest expense, net	(16,606)	(14,384)	(48,906)	(26,091)
Less reliability capital expenditures	(6,601)	(8,476)	(22,817)	(12,369)
Less income tax (expense) / benefit	614	(2,050)	(1,997)	(2,050)
Plus general partner reimbursable charges	352	—	352	—
Plus distributions from joint ventures	1,963	2,375	4,397	2,488

Distributable cash flow from continuing operations	60,413	55,951	163,990	107,011

General partner's interest in distributable cash flow
from continuing operations	(8,044)	(6,928)	(19,819)	(12,742)

Limited partners' interest in distributable cash flow
from continuing operations	$52,369	$49,023	$144,171	$94,269

Weighted average number of basic
and diluted units outstanding	46,809,749	46,809,749	46,809,749	31,051,243

Distributable cash flow from continuing
operations per limited partner unit	$1.119	$1.050	$3.080	$3.010